EXHIBIT 99.1

Humana Inc.
500 West Main Street
Louisville, KY 40202

news release

For More Information Contact:

Regina Nethery
Humana Investor Relations
(502) 580-3644

Tom Noland
Humana Corporate Communications
(502) 580-3674

Humana Inc. to Host Investor Day

LOUISVILLE, KY (September 24, 2002) - Humana Inc. (NYSE: HUM) today announced that its management team will be hosting an Investor Day in New York City on Wednesday, September 25, 2002. The company's investor day will include presentations by various members of management regarding Humana's strategic, operational and financial progress to date and future earnings guidance. Humana's event is expected to begin at 8:00 a.m. EDT.

In conjunction with the meeting, the company will affirm its comfort with current earnings guidance of $1.17 to $1.19 per diluted share for 2002. The company will also disclose guidance of earnings per diluted share for 2003 of $1.35 to $1.40.

Humana invites the investing public and the media to listen to this event via the Internet. A live virtual presentation (audio with slides) will be available and may be accessed via Humana's Investor Relations page at Humana's web site. The company suggests web participants sign on approximately 15 minutes in advance of the meeting. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

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This news release contains forward-looking statements. The forward-looking statements made in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Humana's Form 10-K for the year ended December 31, 2001, and its Form 10-Qs for the quarters ended March 31, 2002 and June 30, 2002, as filed by Humana with the Securities and Exchange Commission.

Humana Inc., headquartered in Louisville, Ky., is one of the nation's largest publicly traded health benefits companies, with approximately 6.6 million medical members located primarily in 18 states and Puerto Rico. Humana offers coordinated health insurance coverage and related services - through traditional and Internet-based plans - to employer groups, government-sponsored plans and individuals.

More information regarding Humana is available via the Internet at Humana's web site, including online:

  Copies of annual report to stockholders;

  Securities and Exchange Commission filings including the company's Form 10-K, Form 10-Qs, proxy statement, Form 4s, and Form 8-Ks;

  Copy of the most recent investor presentation;

  Copies of quarterly earnings press releases;

  Audio archive of the most recent earnings release conference call;

  Calendar of events (includes upcoming earnings conference call dates, related conference call access number, and planned participation in investor conferences).

Humana's Investor Day 2002
A New Vision in Health Benefits

AGENDA

Morning session - begins at 8:00 a.m. EDT

Topic	Speaker
Welcome	Regina C. Nethery
Opening Remarks	Michael B. McCallister
Service and Operational Excellence	Bruce J. Goodman
Government Programs	R. Eugene Shields
Choosing Innovation	Jonathan T. Lord, M.D.
Elizabeth D. Bierbower
John M. Bertko
Afternoon session - begins at 1:00 p.m. EDT Topic	Speaker
Using Innovation	Jonathan T. Lord, M.D.
Carol J. McCall
Small Group, Individual, and Dental Products	James E. Murray
Commercial Sales	William J. Tait
Actuarial View	John M. Bertko
Financials and Earnings Guidance	James H. Bloem
Closing Remarks	Michael B. McCallister